QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

News Release

BROOKE CORPORATION ANNOUNCES 2002 EARNINGS

        OVERLAND PARK, KS., March 24, 2003—Brooke Corporation (OTC Bulletin Board: BOKE)—Robert D. Orr, Chairman and CEO of Brooke Corporation announced that 2002 earnings totaled $1,449,875 or $1.66 per share on 2002 revenues of more than $40,000,000. Annual earnings increased more than 108 percent from 2001 earnings of $695,408 and annual revenues increased approximately 65 percent from 2001 revenues of approximately $24,000,000.

        In making the announcement, Mr. Orr stated that, "The significant increase in our company's earnings is primarily attributable to an increase in facilitator type activities such as lending and consulting. Future earnings will also largely depend on the amount of fees generated from sales of facilitator services because of the larger profit margins associated with these activities."

        Mr. Orr also announced that the Company has elected to accrue a liability for estimated commissions due to its producers at the end of each accounting period in order to better match commission revenues with corresponding commission expenses. Orr noted that accruing for this estimated liability did not affect previously reported 2001 annual earnings, but did result in a $797,277 cumulative after tax reduction in earnings for the years prior to 2001.

        About our Company… Brooke Corporation is the parent company of a family of companies that serves the insurance and financial services marketplace. Through Brooke Franchise Corporation, Brooke benefits from a rapidly growing system of franchise agents specializing primarily in property and casualty insurance but also securities brokerage and lending. The Company believes that franchise agents, as independent business owners, will distribute financial services more efficiently than others. To compliment expanding franchise operations, Brooke also offers facilitator services such as consulting, lending, and brokerage services through operating subsidiaries.

        Contact… Sherisa Coomes, cooms@brookecorp.com or (785) 543-3199, Ext 197

        Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

QuickLinks

  EXHIBIT 99.1